SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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ResMed Inc.

(Name of Registrant as Specified In Its Charter)

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Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of ResMed Inc, at 10:00 a.m. local time, on Friday, November 18, 2005 (Thursday, November 17 in the US), in the offices of the Australian Stock Exchange located at 20 Bridge Street, Sydney NSW 2000, Australia.

Information about the business of the meeting, the nominees for election as directors and other proposals is set forth in the Notice of Meeting and the Proxy Statement, which are attached. This year you are asked to elect three directors of the Company, to amend the Certificate of Incorporation to double the number of authorized shares of the Company’s Common Stock from 100,000,000 to 200,000,000 shares and to ratify the selection of our independent auditors for fiscal year 2006.

Very truly yours,

Peter C. Farrell
Chairman and Chief Executive Officer

RESMED INC

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOVEMBER 18, 2005

The 2005 Annual Meeting of Shareholders of ResMed Inc will be held in the offices of the Australian Stock Exchange, located at 20 Bridge Street, Sydney, NSW 2000, Australia, on November 18, 2005, at 10:00 a.m. local time for the following purposes:

1.	To elect three directors, each to serve for a three-year term;

2.	To amend the Certificate of Incorporation to double the number of authorized shares of the company’s Common Stock from 100,000,000 to 200,000,000 shares;

3.	To ratify the selection of KPMG LLP as our independent auditors to examine our consolidated financial statements for the fiscal year ending June 30, 2006; and

4.	To transact such other business as may properly come before the meeting.

Please refer to the accompanying proxy statement for a more complete description of the matters to be considered at the meeting. Only shareholders of record at the close of business on September 22, 2005, will be entitled to notice of, and to vote at, the 2005 Annual Meeting and any adjournment thereof.

Only persons with proof of share ownership will be admitted to the Annual Meeting. If you are a shareholder of record, you will need to bring an admission ticket or proof of share ownership with you to the Annual Meeting, together with photo identification. If you are a shareholder of record, your admission ticket is attached to your proxy card. If your shares are not registered in your name, you must bring proof of share ownership (such as a recent bank or brokerage firm account statement, together with proper identification) in order to be admitted to the Annual Meeting.

It is important that your shares be represented at the annual meeting. Even if you plan to attend the annual meeting in person, please sign, date and return your proxy form in the enclosed envelope as promptly as possible. This will not prevent you from voting your shares in person if you attend, but will make sure that your shares are represented in the event that you cannot attend.

Please sign, date and return the enclosed proxy promptly in the envelope provided, which requires no United States postage.

By Order of the Board of Directors,

David Pendarvis
Secretary
Dated: October 24, 2005

RESMED INC

PROXY STATEMENT

Annual Meeting of Shareholders to be held November 18, 2005

General

The enclosed proxy is solicited on behalf of the board of directors of ResMed Inc for use at the 2005 Annual Meeting of Shareholders. The Annual Meeting will be held at 10:00 a.m. local time on Friday, November 18, 2005, in the offices of the Australian Stock Exchange, located at 20 Bridge Street, Sydney NSW 2000, Australia. This proxy will be used at the Annual Meeting and at any and all adjournments and postponements thereof for the following purposes:

1.	To elect three directors, each to serve for a three-year term;

2.	To amend the Certificate of Incorporation to double the number of authorized shares of the company’s Common Stock from 100,000,000 to 200,000,000 shares;

3.	To ratify the selection of KPMG LLP as our independent auditors to examine our consolidated financial statements for the fiscal year ending June 30, 2006; and

4.	To transact such other business as may properly come before the meeting.

If you are a shareholder of record your proxy may be revoked at any time before its exercise by giving written notice of revocation to our Secretary at our principal executive offices located at 14040 Danielson Street, Poway, CA 92064, USA. You may also revoke your proxy and change your vote by voting in person at the meeting. Please note that your attendance at the meeting will not constitute a revocation of your proxy unless you actually vote at the meeting.

Holders of our CHESS Units of Foreign Securities (CUFS) vote by directing the CHESS nominee how to vote the shares of our common stock underlying their CUFS holdings using the form of proxy provided to them by the CHESS nominee. If you hold your shares in street name you must use the legal proxy sent by your broker in order to vote at the meeting. Holding shares in “street name” means your ResMed shares are held in an account at a brokerage firm or bank or other nominee holder and the stock certificates and record ownership are not in your name. We encourage you to provide instructions to your brokerage firm or the CHESS nominee, as applicable, by completing the proxy that it sends to you. This will ensure that your shares are voted at the meeting. If your shares are held in the name of a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other record holder. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the meeting, your vote in person at the meeting will not be effective unless you present a legal proxy, issued in your name from the record holder, your broker.

The shares represented by proxies (in the form solicited by the board of directors) received by us before or at the meeting will be voted at the meeting. If a choice is specified on the proxy with respect to a matter to be voted upon, the shares represented by the proxy will be voted in accordance with that specification. If no choice is specified, the shares will be voted as stated below in this proxy statement.

We expect to first mail this proxy statement and the accompanying form of proxy to our shareholders on or about October 24, 2005. Our Annual Report to Shareholders for fiscal year 2005 is enclosed with this proxy statement along with a copy of our Annual Report to the Securities and Exchange Commission on Form 10-K, but those reports do not form a part of the proxy soliciting material. The cost of soliciting proxies will be borne by us. Following the original mailing of the proxy soliciting material, further solicitation of proxies may be made by mail, telephone, facsimile, electronic mail, and personal interview by our regular employees, who will not receive additional compensation for such solicitation. We will also request that brokerage firms and other nominees or fiduciaries forward copies of the proxy soliciting material, Form 10-K and the 2005 Annual Report to beneficial owners of the stock held in their names, and we will reimburse them for reasonable out-of-pocket expenses incurred in doing so.

Voting Securities and Voting Rights

Only recordholders of our common stock as of the close of business on September 22, 2005 (the “record date”) are entitled to receive notice of and to vote at the meeting. At the record date we had 72,974,700 outstanding shares of common stock (after giving effect to the two-for-one stock split effective as of September 15, 2005), the holders of which are entitled to one vote per share. Accordingly, an aggregate of 72,974,700 votes may be cast on each matter to be considered at the meeting.

To constitute a quorum for the conduct of business at the meeting, a majority of the outstanding shares entitled to vote at the meeting must be represented at the meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” (street name shares held by a broker or nominee which are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted as shares represented at the meeting for purposes of determining a quorum.

Common Stock Ownership of Principal Shareholders and Management

The following table shows the number of shares of common stock that, according to information supplied to us, are beneficially owned as of the record date by: (1) each person who, to our knowledge based on Schedules 13G filed with the Securities and Exchange Commission and Substantial Shareholder Notices filed with the Australian Stock Exchange, is the beneficial owner of more than five percent of our outstanding common stock; (2) each person who is currently a director, three of whom are also nominees for election as directors; (3) each of the Named Officers as defined on page 4, and (4) all current directors and executive officers as a group. As used in this proxy statement, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (that is, the power to dispose of, or to direct the disposition of, a security). A person is deemed, as of any date, to have “beneficial ownership” of any security that the person has the right to acquire within 60 days after that date. All of the following numbers are based on 72,974,700 outstanding shares of common stock on the record date and give effect to the two-for-one stock split effective September 15, 2005.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Outstanding Common Stock
Fidelity Management & Research 82 Devonshire Street Boston, MA 02109	5,539,250	(3)	7.6
William Blair & Company LLC	4,578,882	(4)	6.3
222 West Adams Street
Chicago, IL 60606
Peter C. Farrell	1,547,692	(5)	2.1
Christopher G. Roberts	572,000	(6)	0.8
Gary W. Pace	379,332	(7)	0.5
Michael A. Quinn	297,000	(8)	0.4
Donagh McCarthy	184,000	(9)	0.2
Kieran Gallahue	145,005	(10)	0.2
Adrian Smith	80,668	(11)	0.1
David Pendarvis	38,091	(12)	0.0
Keith Serzen	37,320	(13)	0.0
Paul Eisen	4,000	(14)	0.0
Ronald Taylor	1,000		0.0
Richard Sulpizio	0		0.0
John Wareham	0		0.0

All current executive officers and directors as a group (13 persons)	3,286,979	(15)	4.4

(1)	The address of the directors and officers listed in this table is 14040 Danielson Street, Poway, California, 92064-6857.

(2)	Beneficial ownership is stated as of September 22, 2005, and includes shares subject to options exercisable within 60 days after September 22, 2005. Shares subject to options are deemed beneficially owned by the person holding the options for the purpose of computing the percentage of ownership of that person but are not treated as outstanding for the purpose of computing the percentage of any other person.

(3)	Based on information provided in a Schedule 13F Fidelity Management & Research filed with the Securities & Exchange Commission, Fidelity Management & Research has shared dispositive power and shared voting power and beneficial ownership over these shares.

(4)	Based on information provided in a Schedule 13F William Blair & Company filed with the Securities & Exchange Commission, William Blair & Company has shared dispositive power and shared voting power and beneficial ownership over these shares.

(5)	Includes 360,120 shares of common stock that may be acquired on the exercise of options exercisable within 60 days after September 22, 2005.

(6)	Includes 11,600 shares held by his wife, 414,400 shares held of record by Cabbit Pty Ltd and 68,000 shares held by Acemed Pty Ltd, two Australian corporations controlled by Dr. Roberts and his wife. Includes 78,000 shares of common stock that may be acquired on the exercise of options exercisable within 60 days after September 22, 2005.

(7)	Includes 95,000 shares that are indirectly held in a variable forward sales contract with Credit Suisse First Boston and 122,666 shares of common stock that may be acquired on the exercise of options exercisable within 60 days after September 22, 2005.

(8)	Includes 147,400 shares of common stock that may be acquired on the exercise of options exercisable within 60 days after September 22, 2005.

(9)	Includes 160,000 shares of common stock that may be acquired on the exercise of options exercisable within 60 days after September 22, 2005.

(10)	Includes 143,334 shares of common stock that may be acquired on the exercise of options exercisable within 60 days after September 22, 2005.

(11)	Comprised of options exercisable within 60 days after September 22, 2005.

(12)	Includes 34,000 shares of common stock that may be acquired on the exercise of options exercisable within 60 days after September 22, 2005.

(13)	Includes 35,456 shares of common stock that may be acquired on the exercise of options exercisable within 60 days after September 22, 2005.

(14)	Comprised of options exercisable within 60 days after September 22, 2005.

(15)	Includes 990,910 shares of common stock that may be acquired on the exercise of options exercisable within 60 days after September 22, 2005.

Executive Officers

Our executive officers, as of September 22, 2005, were:

Name	Age	Position
Peter C. Farrell	63	Chief Executive Officer and Chairman of the Board of Directors
Kieran T. Gallahue	42	President, ResMed Global
Adrian M. Smith	41	Chief Financial Officer; Sr. Vice President, Finance; and Chief Operating Officer, Europe
David Pendarvis	46	Global General Counsel; Sr. Vice President, Organizational Development; and Corporate Secretary
Paul Eisen	46	Sr. Vice President, Asia Pacific
Keith Serzen	52	Chief Operating Officer, Americas

For a description of the business background of Dr. Farrell, see “Matters to be Acted on/Election of Directors.”

Kieran T. Gallahue has been President, ResMed Global, since September 7, 2004. Before that, and beginning in January 2003, Mr. Gallahue was President and Chief Operating Officer of the Americas. Before joining ResMed, Mr. Gallahue served as President of Nanogen, Inc., a San Diego-based DNA research and medical diagnostics company. Mr. Gallahue also held the roles of Chief Financial Officer and Vice President of Strategic Marketing for Nanogen. From 1995 to 1997 he served as Vice President of the Critical Care Business Unit for Instrumentation Laboratory, or IL, where he was responsible for worldwide strategic sales and marketing, and research and development efforts for this business unit. From 1992 to 1995 he held a variety of sales and marketing positions within IL. In addition, Mr. Gallahue held various marketing and financial positions within Procter & Gamble and the General Electric Company. Mr. Gallahue holds a B.A. from Rutgers University and an M.B.A. from Harvard Business School.

Adrian Smith has been Sr. Vice President, Finance and Chief Financial Officer since November 24, 2003 and Chief Operating Officer of Europe since January 1, 2005. Before that, and beginning in February 1995, Mr. Smith was Vice President and Chief Financial Officer. From January 1986 through January 1995, Mr. Smith was employed by Price Waterhouse, specializing in the auditing of listed public companies in the medical and scientific field. Mr. Smith holds a B.Ec. from Macquarie University and is a Certified Chartered Accountant.

David Pendarvis has been Sr. Vice President, Organizational Development since February 2005. Before that, and beginning in September 2002, Mr. Pendarvis was Vice President, Global General Counsel and Corporate Secretary from February 2003. From September 2000 until September 2002, Mr. Pendarvis was a partner in the law firm of Gray Cary Ware & Freidenrich LLP where he specialized in intellectual property and general business litigation. Until September 2000 he was a partner with Gibson, Dunn & Crutcher LLP, where he began working in 1986. From 1984 until 1986 he was a law clerk to the Hon. J. Lawrence Irving, U.S. District Judge, Southern District of California. Mr. Pendarvis holds a B.A. from Rice University, and a J.D., cum laude, from the University of Texas School of Law.

Paul Eisen has been Sr. Vice President, Asia Pacific since January 1, 2005. Before that, and beginning in 2002, Mr. Eisen was Vice President, Asia Pacific. Before joining ResMed, Mr. Eisen was a senior executive at General Electric Medical Systems responsible for the Medical Systems Division in Australia and New Zealand, with Asia-wide responsibilities. Mr. Eisen has also held senior sales and marketing positions in the healthcare industry covering segments including high value capital imaging and pathology equipment. Mr. Eisen also had extensive experience at Roche Diagnostics in the diabetes patient care and consumer market. Mr. Eisen holds a degree in Diagnostic Radiography from Sydney Technical Institute and a postgraduate diploma in Marketing from the University of Technology, Sydney.

Keith M. Serzen, has been Chief Operating Officer, Americas, since January 1, 2005. Before that, and beginning in September September 2003, Mr. Serzen was Sr. Vice President, Sales, Marketing and Clinical Education. Prior to ResMed, Mr. Serzen served as Chief Executive Officer for Theracardia, Inc., a start-up medical device company and as President/CEO of Acculight, Inc., a laser oriented research and development company. From 1995 to 1998 he was Vice-President Marketing & Sales for Heartstream, Inc., a manufacturer of automatic external defibrillators, where he was responsible for developing, implementing and directing the worldwide marketing and sales strategy. From 1983 to 1995, Mr. Serzen held several positions at Nellcor, Inc. including Division Vice-President/General Manager, Vice-President of Sales, Director of Sales/North America, and National Sales Manager. In addition, Mr. Serzen held various sales positions with the American Hospital Supply Corporation. He holds a B.S. in Marketing from the University of Illinois.

Executive Compensation

The following table sets forth certain information regarding the annual and long-term compensation paid for services rendered to us in all capacities for the fiscal years ended June 30, 2005, 2004 and 2003 of those persons who were at June 30, 2005 (1) the chief executive officer, (2) one of the four other most highly compensated executive officers whose annual salary and bonuses exceeded $100,000 or (3) any other executive officer who would have qualified under sections (1) or (2) of this paragraph but for the fact that the individual was not serving as an executive officer at the end of the 2005 fiscal year (collectively, the “Named Officers”).

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Securities Underlying Options(3)	All Other Compensation (1)
Peter C. Farrell, Chief Executive Officer	2005	$473,750	$306,715	120,000	$7,026
	2004	413,125	273,534	120,000	7,501
	2003	392,375	244,935	120,000	8,272

Kieran Gallahue(2), President, ResMed Global	2005	345,000	139,052	112,000	876
	2004	300,000	155,726	0	1,039
	2003	137,500	29,877	300,000	454

David Pendarvis, Sr. Vice President,	2005	252,500	136,835	40,000	7,026
General Counsel and Corporate Secretary	2004	216,500	123,358	12,000	6,897
	2003	166,667	151,675	15,000	140

Adrian Smith, Chief Financial Officer,	2005	250,312	162,151	40,000	24,105
Sr. Vice President, Finance and	2004	209,884	154,864	20,000	21,147
COO, Europe	2003	161,425	98,477	20,000	14,800

Keith Serzen(2), Chief Operating Officer, Americas	2005	249,999	128,274	72,000	6,938

(1)	For fiscal year 2005, includes term life insurance premiums paid on behalf of: Peter Farrell ($876); Kieran Gallahue ($876); David Pendarvis (876); Adrian Smith ($1,577); Keith Serzen ($788);. The remainder represents ResMed’s contributions to defined contribution plans.

(2)	Mr. Serzen first became an executive officer in 2005. Mr. Gallahue joined ResMed in January 2003. This table does not include compensation during the periods they were not executive officers.

(3)	The amount of securities underlying options reflect our two-for-one stock split effective September 15, 2005.

Stock Options

The following table sets forth certain information with respect to option grants made during the fiscal year ended June 30, 2005 to the Named Officers.

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted (1)(3)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)(3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Share Price Appreciation for Option Term ($) (2)
					5%	10%
Peter C. Farrell	120,000	5.1%	$24.935	Jan. 20, 2015	$1,649,684	$4,063,251
Kieran Gallahue	100,000	4.2	23.885	Sept. 1, 2014	1,316,847	3,243,458
Kieran Gallahue	12,000	0.5	24.935	Jan. 20, 2015	164,968	406,325
David Pendarvis	40,000	1.7	24.935	Jan. 20, 2015	549,895	1,354,417
Adrian Smith	40,000	1.7	24.935	Jan. 20, 2015	549,895	1,354,417
Keith Serzen	60,000	2.5	25.55	Jan. 3, 2015	845,186	2,081,734
Keith Serzen	12,000	0.5	24.935	Jan. 20, 2015	164,968	406,325

(1)	Represents options granted under our 1997 Equity Participation Plan, which are exercisable 33% per year on the anniversary date of grant starting on the first anniversary of the grant date. Under the 1997 Plan, this exercise schedule may be accelerated in certain specific situations. In addition, we have the right to require the surrender of outstanding options on the grant of lower priced options to the same individual.

(2)	Assumed annual rates of share appreciation for illustrative purposes only. Actual share prices and realizable value will vary from time to time based on market factors and our financial performance. No assurance can be given that such rates will be achieved.

(3)	Number of securities underlying options and option exercise price reflect our two-for-one stock split effective September 15, 2005.

The following table sets forth information concerning the stock option exercises by our Named Officers during the fiscal year ended June 30, 2005 and the unexercised stock options held at June 30, 2005, by the Named Officers.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End(2)		Value of Unexercised In-the-Money Options at FY-End ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Peter C. Farrell	134,400	$2,177,203	360,120	240,000	$5,591,851	$2,758,600
Kieran Gallahue	20,000	229,766	126,668	265,332	2,154,589	3,615,931
David Pendarvis	0	0	44,000	68,000	718,500	755,150
Adrian Smith	56,000	974,688	74,002	59,998	1,080,143	620,937
Keith Serzen	0	0	23,336	118,664	266,481	1,076,289

(1)	Represents the amount by which the closing sales price of our common stock on the New York Stock Exchange on June 30, 2005 ($65.99 per share), multiplied by the number of shares to which the in-the-money options apply, exceeded the exercise price of those options.

(2)	Number of shares acquired upon exercise and number of securities underlying unexercised options reflects our two-for-one stock split effective September 15, 2005.

Equity Compensation Plan Information

The following table summarizes outstanding stock option plan balances as at June 30, 2005:

Plan Category	Number of securities to be issued on exercise of outstanding options(1)	Weighted average exercise price of outstanding options(1)	Number of securities remaining available for future issuance under equity compensation plans(1)
1997 Equity participation plan approved by security holders	8,301,408	$19.35	2,655,518	(2)
Employee stock purchase plan approved by security holders	NA	NA	6,366,534
Equity compensation plans not approved by security holders	0	0	0

Total	8,301,408	$19.35	9,022,052

(1)	Number of securities to be issued and weighted average exercise price reflect our two-for-one stock split effective September 15, 2005.

(2)	The total number of authorized shares of common stock under the 1997 Equity Participation Plan was initially established at 2,000,000 and increases at the beginning of each fiscal year, commencing on July 1, 1998, by an amount equal to 4% of the outstanding common stock on the last day of the preceding fiscal year. The maximum number of shares of common stock issuable on exercise of incentive stock options granted under the 1997 Plan, however, cannot exceed 16,000,000, adjusted for the stock split.

Report of the Compensation Committee

Introduction

Decisions regarding compensation of our executive officers are made based on recommendations by the Compensation Committee, which is composed of three independent directors. The Compensation Committee’s decisions on compensation of our executive officers, other than ResMed’s Chief Executive Officer, are reviewed and approved by the full board. Compensation decisions regarding the Chief Executive Officer are made by the Compensation Committee. During fiscal 2005, the Compensation Committee was comprised of Donagh McCarthy, Gary Pace, Christopher Bartlett, and, Ronald Taylor. In May 2005, Ronald Taylor was appointed as Chairman. Mr. Bartlett resigned service from the Board on August 25, 2005. On August 25, 2005, Rich Sulpizio also joined the Compensation Committee. Set forth below is a report submitted by the board’s Compensation Committee, addressing our compensation policies for fiscal year 2005 as they affected our executive officers, including the Chief Executive Officer and the other Named Officers.

General Philosophy

The Compensation Committee reviews and approves salaries, bonuses and all other elements of the compensation packages offered to ResMed’s executive officers, including its Chief Executive Officer, and establishes our general compensation policies. The Compensation Committee operates under a written charter adopted by our board of directors.

ResMed desires to attract, motivate and retain high quality employees who will enable ResMed to achieve its short- and long-term strategic goals and values. ResMed participates in a high-growth environment where substantial competition exists for skilled employees. ResMed’s ability to attract, motivate and retain high caliber individuals depends in large part upon the compensation packages it offers.

ResMed believes that its executive compensation programs should reflect its financial and operating performance. In addition, individual contribution to ResMed’s success should be supported and rewarded.

Section 162(m) of the Internal Revenue Code of 1986 limits income tax deductions of publicly-traded companies to the extent total compensation (including base salary, annual bonus, stock option exercises, and non-qualified benefits) for certain executive officers exceeds $1 million (less the amount of any “excess parachute-payments” as defined in Section 280G of the Internal Revenue Code of 1986) in any one year. Under Section 162(m) the deduction limit does not apply to payments that qualify as “performance-based”. To qualify as “performance-based,” compensation payments must be based solely on the achievement of objective performance goals and made under a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by shareholders, and the Compensation Committee must certify that the performance goals were achieved before payments can be made. ResMed does not have any cash payment plans that qualify as “performance-based”; however, option grants made under the 1997 Equity Participation Plan should qualify as “performance-based” compensation to the extent grants are made by the Compensation Committee at exercise prices that are equal to or greater than the fair market value of ResMed’s common stock on the date of grant, which is the Compensation Committee’s practice.

The Compensation Committee intends to design ResMed’s compensation programs to conform to Section 162(m) so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments that qualify as “performance-based.” ResMed may, however, pay compensation that is not deductible in limited circumstances when sound management of ResMed so requires.

ResMed’s executive and key employee compensation program consists of a base salary component, a component providing the potential for an annual bonus based on relevant company performance and a component providing the opportunity to earn stock options linking the employee’s long-term financial success to that of the shareholders.

Compensation

Base Salary

Officers are compensated with salary ranges that are generally based on similar positions in companies of comparable size and complexity to ResMed. In addition, the Compensation Committee uses industry compensation surveys prepared by outside consultants such as Mercer, Radford and Watson Wyatt, in determining compensation. The primary level of compensation is based on a combination of years of experience and performance. The salary of all executive officers is reviewed annually, with the amount of the increases based on factors such as company performance, general economic conditions, marketplace compensation trends and individual performance.

For fiscal year 2005, the Compensation Committee approved salary increases for the Named Officers as follows: Peter C. Farrell, 15%; Adrian Smith, 13%; David Pendarvis, 13%; Keith Serzen, 22%; and Kieran Gallahue, 20%. These increases were based on a variety of factors, including the following: a comparison of salaries in companies in the medical device industry with a comparable market capitalization and within the same geographic area, and individual performance and job functions of the Named Officers.

Bonus

The second compensation component is a bonus program under ResMed’s Bonus Plan. Bonuses are primarily based on ResMed’s annual financial performance and secondarily on the performance of the individual. Target bonuses generally range from 40% to 60% of base salary, based on the person’s position. For fiscal 2005, the measures of annual financial performance used in determining the amount of bonuses included sales (50% weighting), expenses or profitability (50% weighting). The bonus plan allows for over-achievement of the target bonus based on a formula approved in advance by the Compensation Committee, and in fiscal 2005, the Named Officers received bonuses between 100% and 120% of the target. The formula is similar to that described below for the Chief Executive Officer, but with target criteria specific to each officer’s role.

Stock Options

The third major component of the executive officers’ compensation consists of stock options. The primary purpose of granting stock options is to link the officers’ financial success to that of ResMed’s shareholders. The Compensation Committee determines the exercise price of stock options at the time the option is granted, but generally the exercise price may not be less than the prevailing market price of ResMed’s common stock as of the date of grant. Options become exercisable beginning 12 months after the date of grant and are exercisable for a maximum period of 10 years after the date of grant, as determined by the Compensation Committee.

Stock options were issued to ResMed’s officers during fiscal year 2005 in accordance with the provisions of ResMed’s 1997 Equity Participation Plan. The number of options granted by the Compensation Committee was based on company performance, the number of outstanding options available, the number of options held by the executive, salary and individual performance.

In order to continue to provide proper incentives to ResMed’s employees and to further align the interests of the employees with its shareholders, in 2003 the Compensation Committee approved the adoption of an Employee Stock Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, and which provides employees with the opportunity to purchase ResMed’s common stock at a discount through payroll deductions. These purchases will initially occur through successive six-month offering periods under the plan. The Compensation Committee believes that this plan provides an important incentive to employees to exert their best efforts on ResMed’s behalf. The plan was approved by the shareholders at the 2003 Annual Meeting.

Chief Executive Officer Compensation

The compensation of our Chief Executive Officer is based on ResMed’s performance and the important role Dr. Farrell plays within ResMed as its founder, Chairman and Chief Executive Officer, as a member of the boards of ResMed’s principal subsidiaries and as an active participant in new product and corporate development.

The CEO’s target bonus during fiscal year 2005 was 60% of his base salary. Fifty percent of the CEO’s target bonus was based on achieving budgeted revenue targets and 50% was based on achieving budgeted group profitability, excluding non-recurring items such as gains from debt repurchases. Budget targets are determined by the board of directors at the beginning of each fiscal year. The linear bonus formula for each bonus measure allowed for receiving 50% of the target bonus at specified sales growth and profitability targets, 100% of the target bonus at other specified sales growth and profitability targets, 150% of the target bonus at other specified sales growth target and profitability targets, and so on. There was no bonus payable for achievement of less than the 50% targets. In fiscal year 2005 this formula was followed. Dr. Farrell earned 116.75% of the target bonus.

COMPENSATION COMMITTEE OF RESMED’S BOARD OF DIRECTORS:

Ronald Taylor (Chairman as of May 2005)

Donagh McCarthy

Gary Pace

Rich Sulpizio

The above report of the Compensation Committee will not be deemed to be incorporated by reference to any filing by ResMed under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that ResMed specifically incorporates it by reference.

Performance Graph

Set forth below is a line graph comparing the cumulative shareholder return on our common stock against the cumulative total return of the S&P 500 Index and the S&P Health Care Equipment and Supplies Index for the period commencing June 30, 2000, assuming an investment of $100 on June 30, 2000.

	June 30, 2000	June 30, 2001	June 30, 2002	June 30, 2003	June 30, 2004	June 30, 2005
ResMed Inc	$100.00	$188.97	$109.91	$146.54	$190.50	$246.69
S&P 500	$100.00	$85.17	$69.85	$70.03	$83.41	$88.68
S&P Health Care Equipment	$100.00	$99.15	$96.96	$112.96	$146.98	$142.13

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of change in ownership of our common stock and other equity securities. Executive officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms received by ResMed, or written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and 10% shareholders during 2005 were satisfied, except that Adrian Smith filed one Form 4 reporting an exercise and sale of 10,000 shares one day late; and Kieran Gallahue filed one late Form 4 reporting an exempt option grant.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2005, the Compensation Committee consisted of Dr. Christopher Bartlett (Chairman), Mr. Donagh McCarthy, Dr. Gary Pace, and Ronald Taylor. Mr. Taylor was appointed to serve as Chairman of the Compensation Committee in May 2005. Mr. Bartlett resigned from service on the Board on August 25, 2005 and Rich Sulpizio was appointed to fill the vacancy. None of the members of the Compensation Committee is an officer or employee of us or of any of our subsidiaries. During fiscal 2005, none of our executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of our Compensation Committee.

Audit Fees

The following table presents fees for professional audit services by KPMG LLP for the audit of our annual financial statements for fiscal 2005 and 2004, and fees billed for other services rendered by KPMG LLP.

Fees	2005	2004
Audit Fees(1)	$1,951,000	$415,601
Audit Related Fees(2)	—	$158,075
Total Audit and audit related fees	$1,951,000	$573,676
Tax Fees	—	—
All other Fees	—	—

Total Fees	$1,951,000	$573,676

(1)	Fees for audit services consisted of: (i) audit of the Company’s annual financial statements; (ii) reviews of the Company’s quarterly financial statements; (iii) consents and other services related to SEC matters and (iv) Sarbanes-Oxley Act, Section 404 Attestation Report (approximately $1.0 million).

(2)	Fees for audit-related services consisted of: (i) audits and/or due diligence associated with mergers/acquisitions; (ii) financial accounting and reporting consultations; (iii) Sarbanes-Oxley Act, Section 404 advisory services; and (iv) employee benefit plan audits.

The Audit Committee has reviewed the non-audit services provided by KPMG LLP and determined that the provision of these services during fiscal 2005 is compatible with maintaining KPMG LLP’s independence.

Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit fees.

Since the May 6, 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of KPMG LLP was approved in advance by our Audit and Compliance Committee, and none of those engagements made use of the de minimus exception to pre-approval contained in the SEC’s rules.

Audit Committee Report

The Audit Committee of our board of directors is comprised of independent directors as required by the listing standards of the New York Stock Exchange. The members of the Audit Committee are Michael A. Quinn, Donagh McCarthy and John Wareham. The Audit Committee operates under a written charter adopted by the board of directors.

The role of the Audit Committee is to oversee ResMed’s financial reporting process on behalf of the board of directors. ResMed’s management has the primary responsibility for its financial statements as well as its financial reporting process, principles and internal controls. The independent auditors are responsible for performing an audit of ResMed’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed ResMed’s audited financial statements as of and for the year ended June 30, 2005 with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from ResMed.

The members of the Audit Committee are not engaged in the accounting or auditing profession and are not involved in day-to-day operations of ResMed. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinion, reports and statements presented to them by ResMed’s management and by the independent auditors. As a result, the Audit Committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles and internal controls, that ResMed’s financial statements are accurate, that the audit of the financial statements has been conducted in accordance with generally accepted auditing standards or that ResMed’s auditors meet the applicable standards for auditor independence.

Based on the reports and discussions described above, the Audit Committee recommended to the board of directors that the audited financial statements be included in ResMed’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Michael A. Quinn (Chairman)

Donagh	McCarthy

John Wareham

The above report of the Audit Committee will not be deemed to be incorporated by reference to any filing by ResMed under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that ResMed specifically incorporates it by reference.

Changes in Board Composition

On January 25, 2005, Louis Simpson resigned from our Board of Directors. Upon recommendation of the Nominating and Governance Committee, and following due diligence, on January 25, 2005 the board appointed John Wareham and Ronald Taylor as members of our board. Mr. Wareham’s term expires with this annual meeting, while Mr. Taylor’s term expires at the 2006 annual meeting. Messrs. Wareham and Taylor were first recommended to serve on our board by Peter Farrell, our Chief Executive Officer, based on criteria established by the Nominating and Governance Committee.

On August 25, 2005, Christopher Bartlett resigned from our Board of Directors. Upon recommendation of the Nominating and Governance Committee, and following due diligence, on August 25, 2005 the board appointed Richard Sulpizio to the board on August 25, 2005, with a term expiring at the 2007 annual meeting. Mr. Sulpizio was first recommended to serve on our board by Peter Farrell, our Chief Executive Officer, based on criteria established by the Nominating and Governance Committee.

MATTERS TO BE ACTED ON

Proposal 1.	Election of Directors

Our bylaws authorize a board of directors with between 1 and 13 members, with the exact number to be specified by the board of directors from time to time. The board of directors has determined that the number of directors constituting the full board of directors will be eight at the present time.

The board is divided into three classes. One class is elected every year at the Annual Meeting of Shareholders for a term of three years. The class of directors whose term expires in 2005 has three members, Donagh McCarthy, Christopher Roberts and John Wareham. Accordingly, three directors are to be elected at the 2005 Annual Meeting of Shareholders, who will hold office until the 2008 Annual Meeting of Shareholders or until the director’s prior death, disability, resignation or removal.

On recommendation of the Nominating and Governance Committee, the board of directors has nominated each of Donagh McCarthy, Christopher Roberts and John Wareham for re-election as a director at the meeting. Proxies are solicited in favor of these nominees and will be voted for them unless otherwise specified. If either Donagh McCarthy, Christopher Roberts or John Wareham becomes unable or unwilling to serve as directors, it is intended that the proxies will be voted for the election of such other person, if any, as the board of directors shall designate.

Information concerning the nominees for director and the other directors who will continue in office after the meeting is set forth below:

Name	Term Expiration	Age	Position with ResMed
Donagh McCarthy(1)(2)(3)	2005	58	Director, nominee for re-election
Christopher G. Roberts	2005	51	Director, nominee for re-election
John Wareham(1)(3)	2005	64	Director, nominee for re-election
Peter C. Farrell	2006	63	Chief Executive Officer and Chairman of the Board of Directors
Gary W. Pace(2)(3)	2006	57	Director
Ronald Taylor(2)(3)	2006	57	Director
Michael A. Quinn(1)(3)	2007	57	Director
Richard Sulpizio(2)(3)	2007	55	Director

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Governance Committee

Peter C. Farrell, Ph.D., has served as a director since ResMed’s inception in June 1989 and Chief Executive Officer since July 1990. From ResMed’s inception until September 2004, Dr. Farrell was also ResMed’s President. From July 1984 to June 1989, Dr. Farrell served as Vice President, Research and Development at various subsidiaries of Baxter International, Inc. (“Baxter”), and from August 1985 to June 1989, he also served as Managing Director of the Baxter Center for Medical Research Pty Ltd., a subsidiary of Baxter. From January 1978 to December 1989, he was Foundation Director of the Center for Biomedical Engineering at the University of New South Wales where he currently serves as a Visiting Professor. He holds a B.E. in chemical engineering with honors from the University of Sydney, an S.M. in chemical engineering from the Massachusetts Institute of Technology, a Ph.D. in chemical engineering and bioengineering from the University of Washington, Seattle and a D.Sc. from the University of New South Wales. Dr. Farrell was named 1998 San Diego Entrepreneur of the Year for Health Sciences and Australian Entrepreneur of the Year in 2001. In August 2000, he was named Vice Chairman of the Executive Council of the Harvard Medical School Division of Sleep Medicine. In addition to his responsibilities with ResMed, Dr. Farrell is a director of NuVasive, Inc.

Donagh McCarthy has served as a director since November 1994. Mr. McCarthy has been a consultant to Pharmediun Healthcare Inc., a privately held pharmacy service company since 2003. From 2000 to 2003 Mr. McCarthy was President and CEO of Protiveris Inc., a Maryland-based biotechnical startup company. From September 1996 to January 2000, he was President of RMS Inc., an affiliate of Baxter Healthcare. From June 1993 until September 1996, he was President of the North America Renal Division of Baxter. Before that, beginning in March 1988, Mr. McCarthy was General Manager and Director of Baxter Japan KK. Mr. McCarthy held various other positions at Baxter beginning in 1982, including Vice President-Global Marketing, Strategy and Product Development. Mr. McCarthy received a bachelor’s degree in engineering from the National University of Ireland and an M.B.A. from the Wharton School, University of Pennsylvania.

Gary W. Pace, Ph.D., has served as a director since July 1994. Since December 2002 Dr. Pace has been Chairman and CEO of QRxPharma Pty Ltd, a bio-pharmaceuticals development company currently developing and commercializing pain management and cardiovascular health products; a Visiting Scientist at the Massachusetts Institute of Technology (MIT); and an Adjunct Professor at the University of Queensland. In addition to ResMed, he serves as a Director of Transition Therapeutics, a Canadian biopharmaceutical company developing new therapies for the treatment of diabetes, multiple sclerosis, hepatitis C, and Alzheimer’s Disease; Celsion Corp., an AMEX listed device and drug company using proprietary focused heat technology in combination with drugs for the development and commercialization of treatments fro cancer and other diseases; Peplin Ltd., an ASX listed biopharmaceutical company specializing in the development and commercialization of prescription therapeutic products for the treatment of cancer; and Protiveris Inc., a biotechnology company developing and commercializing micro-and nano-cantilever systems for academic research, drug discovery and development, bio-defense and diagnostic applications. From 1995 to 2001 Dr. Pace was President and CEO of RTP Pharma, a developer of nano-articulate technology used to improve drug solubility. From 2000 to 2002 Dr. Pace was Chairman and CEO of Waratah Pharmaceuticals Inc., a spin-off company from RTP Pharma. From 1993 to 1994, Dr. Pace was the founding President and Chief Executive Officer of Transcend Therapeutics Inc. (formerly Free Radical Sciences Inc.), a biopharmaceutical company. From 1989 to 1993, he was Senior Vice President of Clintec International, Inc., a Baxter/Nestle joint venture and manufacturer of clinical nutritional products. Dr. Pace holds a B.Sc. with honors from the University of New South Wales and a Ph.D. from MIT.

Michael A. Quinn has served as a director since September 1992. Since April 1999, Mr. Quinn has been the Chief Executive Officer of Innovation Capital, an Australian/U.S. venture capital fund. From February 1992 to April 1999, he was a management and financial consultant. From July 1988 to January 1992, Mr. Quinn served as Executive Chairman of Phoenix Scientific Industries Limited, a manufacturer of health care and scientific products. Before that, Mr. Quinn was a co-founder and managing director of Memtec, an NYSE listed environmental filtration company. Mr. Quinn holds both a B.Sc. in physics and applied mathematics and a B.Ec. from the University of Western Australia and an M.B.A. from Harvard University.

Christopher G. Roberts, Ph.D., has served as one of our directors since September 1992. He also served as a director from August 1989 to November 1990. Since February 2004 he has been Chief Executive Officer and President of Cochlear Limited, an ASX listed cochlear implant company for the treatment of severe and profound deafness. Between August 1992 and January 2004 he was ResMed’s Executive Vice President responsible for European and Asia-Pacific activities. Between 1976 and 1989 he served in various positions in medical device companies, including President of BGS Medical (Denver, Colorado), an orthopaedic implant company. Dr. Roberts holds a B.E. in chemical engineering with honors from the University of New South Wales, an M.B.A. from Macquarie University and a Ph.D. in biomedical engineering from the University of New South Wales. He is a Fellow of the Australian Academy of Technological Sciences and Engineering (FTSE) and a Fellow of the Australian Institute of Company Directors (FAICD). He is a member of the National Health and Medical Research Council (NHMRC), Australia’s health and medical research and advisory body, and a Chairman of Research Australia, a non-profit organization.

Richard Sulpizio has served as a director since August 2005. Since March of 2005 Mr. Sulpizio has served as President and CEO of MediaFLO, USA, Inc, a QUALCOMM subsidiary, chartered with bringing multimedia services to the wireless industry. Before joining MediaFLO, Mr. Sulpizio spent 15 years with QUALCOMM as Interim President of QUALCOMM China from May 2002 to September 2003; and Interim President of QUALCOMM Europe from January 2004 to September 2004. In July of 1998, Sulpizio was named President and COO of QUALCOMM and, in 2000, was added to the Board of Directors. Mr. Sulpizio serves on the University of California San Diego Cardiovascular Advisory Board and the board of the Danny Thompson Memorial Leukemia Foundation. He holds a B.A. from California State University, Los Angeles, and an M.S. in Systems Management from the University of Southern California.

Ronald Taylor has served as a director since January 2005. Mr. Taylor is a director of Watson Pharmaceuticals, Inc., a NYSE listed specialty pharmaceutical company; Red Lion Hotels Corp, a NYSE listed hospitality company; and Aethon Corp, a provider of robotic delivery systems for hospitals. Mr. Taylor is Chairman of the Board of three privately-held companies: 3E Company, an outsourcing business for environmental health and safety; EMN8 Corporation, a manufacturer of self-service terminals for quick service restaurants; and Asteres, Inc., a manufacturer of automated pharmaceutical prescription dispensers for chain drug stores. Mr. Taylor is Chairman of the University of California, San Diego Foundation. Beginning in 2002, he also served as chair of the ResMed Foundation, although in connection with his appointment to the Board of Directors, he has resigned from the Foundation board.

In 1987, Mr. Taylor founded Pyxis Corporation, a manufacturer of automated drug dispensers for hospitals, where he served as Chairman, President, and Chief Executive Officer until its purchase by Cardinal Health, Inc., in 1996. Before founding Pyxis, Mr. Taylor was responsible for the operations and international sales at Hybritech, Inc., a biotechnology company, for six years. Before joining Hybritech, he served over ten years in management roles at Allergan

Pharmaceuticals. Mr. Taylor received a B.A. from the University of Saskatchewan and an M.A. from the University of California, Irvine.

John Wareham has served as a director since January 2005. Mr. Wareham is the former Chairman and Chief Executive Officer of Beckman Coulter, Inc. a NYSE listed biomedical company that develops and markets instruments, chemistries, software and supplies to simplify and automate laboratory processes. Before joining Beckman Coulter in 1984, Mr. Wareham was President of Norden Laboratories, Inc., a wholly-owned subsidiary of SmithKline Beckman. He first joined a predecessor of SmithKline Beckman Corporation in 1968.

Mr. Wareham is a director and non-executive Chairman of STERIS Corporation a NYSE listed market leader in infection prevention, decontamination and health science technologies, products and services, where he also serves as a member of the Compensation and Governance committee, and a director of Greatbatch Technologies, Inc., a NYSE listed developer and manufacturer of critical components used in implantable medical devices and other technically demanding applications, and also serves as a member of the Audit and Science & Technology committee. Mr. Wareham holds a B.S. in Pharmacy from Creighton University in Omaha, Nebraska, and an MBA from Washington University in St. Louis, Missouri.

Board Independence

Our board of directors has determined that each of Messrs. McCarthy, Pace, Quinn, Sulpizio, Taylor, and Wareham and their respective family members, has no material relationship with ResMed (either directly, or as a partner, shareholder or officer of an organization that has a relationship with ResMed), commercial or otherwise, other than in their capacity as a director, and each such director is thus “independent.” The board also determined that each member of the Audit, Nominating and Governance, and Compensation Committees is “independent” as required by the applicable listing standards of the NYSE. The board determined that each of Drs. Farrell and Roberts had a material relationship with ResMed that prohibited such person from being considered “independent,” under applicable standards.

Committees of the Board of Directors

Our independent directors meet at least four times a year in executive session without management and without non-independent directors. The executive sessions are presided over by Gary Pace, the Chair of our Nominating and Governance Committee.

The board of directors has three standing committees to assist in the management of our affairs: Compensation, Nominating and Governance, and Audit. A copy of the charters for each of these committees can be found at our Web site at www.resmed.com, and is available to shareholders upon request made to our Secretary at ResMed Inc, 14040 Danielson Street, Poway, California 92064-6857.

The Compensation Committee currently consists of Ronald Taylor (Chair), Gary Pace, Donagh McCarthy and Richard Sulpizio. The Compensation Committee’s primary purposes are to:

•	Assist the board in fulfilling its oversight responsibilities relating to the compensation of officers, directors, and executives of ResMed;

•	Advise the board regarding ResMed’s compensation philosophies, practices, and procedures; and

•	Advise the board regarding key senior management succession planning, including recruiting, hiring, development, and retention, and termination of key senior executives.

The Nominating and Governance Committee consists of Gary W. Pace (Chairman), Donagh McCarthy, Michael Quinn, Ronald Taylor, John Wareham and Richard Sulpizio. The Nominating and Governance Committee’s primary purposes are to:

•	Assure that the composition, practices, and operation of the Board of Directors contribute to lasting value creation and effective representation of ResMed shareholders; and

•	Assist the board with selecting board and committee members, committee selection and rotation practices, evaluating the board’s overall effectiveness, and reviewing and considering developments in corporate governance practices.

Our Corporate Governance Guidelines set forth goals regarding composition of the board and committees, meetings and expectations of directors. A copy of our Corporate Governance Guidelines may be found on our website located at www.resmed.com, and is available to shareholders upon request made to the Secretary of ResMed at ResMed Inc, 14040 Danielson Street, Poway, California, 92064-6857.

The Nominating and Governance Committee identifies nominees by first evaluating the current members of the board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating and Governance Committee’s criteria for Board service are re-nominated. As to new candidates, the Nominating and Governance Committee generally identifies the desired qualifications for new board members, and polls the board of directors and members of management for their recommendations. The Nominating and Governance Committee may also review the composition and qualification of the boards of directors of ResMed’s competitors, and may seek input from industry experts and analysts. The Nominating and Governance Committee may engage a third-party search firm to identify candidates in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate. The Nominating and Governance Committee reviews the qualifications, experience and background of all candidates. The independent directors and executive management interview final candidates. In making its determinations, the Nominating and Governance Committee evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best perpetuate the success of ResMed and represent shareholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating and Governance Committee makes its recommendation to the board of directors.

Recommendations received from shareholders in accordance with the shareholder nominations guidelines below will be processed and are subject to the same criteria as are candidates nominated by the Nominating and Governance Committee. The Nominating and Governance Committee will consider shareholder suggestions for nominees for directorship and have a policy to consider any candidates recommended by shareholders who have held a minimum of 1% of ResMed’s outstanding voting securities for at least one year. In order for the Nominating and Governance Committee to consider a shareholder nomination, the shareholder must submit a detailed resume of the candidate and an explanation of the reasons why the shareholder believes the candidate is qualified for service on the board of directors. The shareholder must also provide such other information about the candidate that would be required by the SEC rules to be included in a proxy statement. In addition, the shareholder must include the consent of the candidate (including the consent to a background check) and describe any relationships, arrangements or undertakings between the shareholder and the candidate regarding the nomination or otherwise. The shareholder must submit proof of ResMed shareholdings. All communications should be submitted in writing to the Chairman of the Nominating and Governance Committee, c/o Secretary, ResMed Inc, 14040 Danielson Street, Poway, California, 92064-6857. Recommendations received after 120 days before the mailing of the proxy will likely not be considered timely for consideration at that year’s annual meeting.

The Audit Committee consists of Michael A. Quinn (Chairman), Donagh McCarthy and John Wareham. The board of directors has determined that Mr. Quinn is a financial expert within the meaning of the SEC rules. The Audit Committee operates pursuant to a written charter that was adopted by the board of directors in May 2000, and last amended as of October 2004. The Audit Committee’s responsibilities include selecting our independent auditors and approving their fees and other significant compensation, as well as reviewing:

•	our annual financial statements and quarterly results;

•	the adequacy and effectiveness of our systems of internal accounting controls;

•	any significant matters identified as a result of our independent accountants’ procedures;

•	the annual and quarterly earnings press releases prior to their respective release;

•	the independent auditors’ audit plan and engagement letter;

•	the independence and performance of our independent auditors;

•	material legal matters and potential conflicts of interest;

•	our code of ethical conduct and its enforcement; and

•	the adequacy and succession planning of ResMed’s accounting and financial personnel.

Board Meetings and Compensation

The board of directors held six meetings during fiscal year 2005. The Compensation Committee met two times, the Nominating and Governance Committee met four times, and the Audit Committee met four times during fiscal year 2005. These committees also met informally by telephone during the fiscal year as the need arose. During fiscal year 2005, each director attended 100% of the aggregate of the total number of meetings of the board of directors and of the committees of the board of directors on which that director served. All directors were present for the 2004 Annual Shareholder’s Meeting, with the exception of Gary Pace, who had a commitment which required him to be in Sydney, Australia.

Each director who is not an employee of ResMed received an annual fee of $15,000 for his service as a director during fiscal 2005. In addition, each board member who was a committee chairperson received an additional annual fee of $2,000. Each board member received $1,500 for attendance at board meetings and $1,000 for attending committee meetings, either in person or telephonically. In addition, each director was reimbursed for his travel expenses for attendance at all such meetings. Directors who are not employees also hold and receive stock options under our 1995 Option Plan and 1997 Equity Participation Plan. On July 2, 2004, each of the non-executive directors received 24,000 stock options at an exercise price per share of $25.475, adjusted for the split, which represents the fair market value of our common stock on the date of grant. Upon appointment to the board in January 2005, Ronald Taylor and John Wareham each received 18,000 options at an exercise price of $24.935. Upon appointment to the board in August 2005, Rich Sulpizio received 36,000 options at an exercise price of $36.17. These levels of stock option award are below the automatic grant levels in the 1997 Equity Participation Plan approved by shareholders, as the directors waived their entitlement to the full automatic grant of 40,000 shares. The options vest one third at a time annually after grant.

Shareholder Communications with the Board of Directors

Shareholders may communicate with our non-management board members by written mail addressed to the Chairman of the Nominating and Governance Committee, care of Secretary, ResMed Inc, 14040 Danielson Street, Poway, California, 92064-6857. Shareholders are encouraged to include proof of ownership of our stock in such communications. The Secretary will forward all communications to the Chairman of the Nominating and Governance Committee.

Code of Ethics

We have a code of business conduct and ethics for directors, officers and employees, which can be found at www.resmed.com and is available to shareholders upon request made to the Secretary at ResMed Inc, 14040 Danielson Street, Poway, California, 92064-6857. These codes summarize the compliance and ethical standards and expectations we have for all of our officers, directors and employees, including our Chief Executive Officer and senior financial officers, with respect to their conduct in connection with our business. Our code of business conduct and ethics constitutes our code of ethics within the meaning of Section 406 of the Sarbanes Oxley Act of 2002 and the NYSE listing standards. We intend to disclose future amendments to or waivers of certain provisions of our code of business conduct and ethics applicable to our principal executive officer, principal financial officer principal accounting officer, controller and persons performing similar functions on our website at www.resmed.com within five business days or as otherwise required by the SEC or the NYSE.

Medical Advisory Board

In addition to the committees of the board of directors, we have an independent Medical Advisory Board. The Medical Advisory Board comprises leading physicians and researchers with an interest in sleep medicine; they advise management with respect to our current and proposed product lines and developments in the field of sleep medicine from a medical perspective.

REQUIRED VOTE AND BOARD RECOMMENDATION

Assuming a quorum is present, directors will be elected by a favorable vote of a plurality of the aggregate votes cast, in person or by proxy, at the meeting. Accordingly, abstentions will have no effect on the outcome of the election of candidates for director. The election of directors is a matter on which brokers are empowered to vote and, thus, no broker non-votes are expected on the election of directors. In addition, a simple majority of the shares voting may elect all of the directors.

Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of the three nominees named above. Although it is anticipated that the nominees will be able to serve as directors, should a nominee become unavailable to serve, the proxies will be voted for such other person or persons our board of directors may designate.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE NOMINEES TO THE BOARD OF DIRECTORS.

Proposal 2.	Approval of Amendment to Certificate of Incorporation to increase the number of Authorized shares of ResMed’s Common Stock from 100 million shares to 200 million shares

On September 15, 2005, ResMed effected a two-for-one stock split of the outstanding shares of its Common Stock, par value $0.004 per share. The stock split had the effect of increasing the number of outstanding shares from approximately 36 million to approximately 72 million shares. To reinstate a similar ratio of ResMed’s authorized shares to shares outstanding that existed before the split, the Board of Directors is requesting approval of an amendment to Article Fourth of the company’s Certificate of Incorporation (the “Amendment”) to increase the number of authorized shares of the company’s Common Stock, par value $0.004 per share, from 100 million to 200 million shares. As of the record date, after giving effect to the two-for-one stock split, there were 72,974,700 outstanding shares of common stock, and approximately 16,702,394 shares reserved for issuance under the company’s equity plans, and approximately 3,737,624 shares reserved for potential issuance upon conversion of our convertible bond.

The board of directors believes that the increase in the authorized number of shares of ResMed’s Common Stock from 100 million shares to 200 million shares is necessary to provide ResMed with a sufficient number of shares for any stock dividends or stock splits, financing, acquisitions, management incentive or employee benefit plans and for other general corporate purposes. No further action by shareholders would be necessary prior to the issuance of additional shares of ResMed’s Common Stock except as may be required by law or by the applicable regulations of the New York Stock Exchange. The company’s board believes that it is advisable and in the best interests of the Company and its shareholders to amend the Charter in order to have available additional authorized but unissued shares of common stock in an amount adequate to provide for the future needs of the company.

The existence of additional authorized shares of Common Stock could have the effect of rendering more difficult or discouraging hostile takeover attempts. ResMed is not aware of any existing or planned effort on the part of any party to accumulate material amounts of voting stock, or to acquire the Company by means of a merger, tender offer, solicitation of proxies in opposition to management or otherwise, or to change ResMed’s management, nor is ResMed aware of any person having made any offer to acquire the voting stock or assets of the company.

The board of directors has no present plans for issuing any of the additional shares of Common Stock which would be authorized by the Amendment except as would be required in connection with Common Stock presently reserved for issuance under ResMed’s 1997 Equity Participation Plan and Employee Stock Purchase Plan, or upon conversion of our outstanding convertible debt securities.

The proposed additional shares of Common Stock would be a part of the existing class of ResMed’s Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently issued and outstanding.

The Amendment would become effective upon the filing with the Delaware Secretary of State of a Certificate of Amendment to ResMed’s Certificate of Incorporation. If the Amendment is approved by the required vote of ResMed shareholders, ResMed intends to file the Certificate of Amendment as soon as practicable after such approval is obtained and expects that the filing would be made on or about November 21, 2005.

Amendment to the Certificate of Incorporation

If the Amendment is approved by the shareholders at the Annual Meeting of Shareholders, paragraph (a) Article Fourth of ResMed’s Certificate of Incorporation, as amended, would read in full as follows:

“FOURTH:	a) The Corporation shall be authorized to issue the following shares of Capital Stock:

Class	Number of Shares	Par Value
Common Stock	200,000,000	$0.004
Preferred Common Stock	2,000	$0.01

VOTE REQUIRED AND BOARD RECOMMENDATION

The affirmative vote of a majority of our outstanding shares of Common Stock entitled to vote at the 2005 Annual Meeting of Shareholders is required to approve the Amendment to the Certificate of Incorporation effecting the increase in the number of authorized shares. Abstentions as to this Proposal 2 will be treated as votes against the Amendment to the Certificate. This proposal is a matter on which brokers are entitled to vote, and thus Broker non votes are not expected on this proposal. Unless instructed to the contrary, properly executed proxies will be voted FOR Proposal 2. YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK.

Proposal 3.	Ratification of Selection of Auditors

The firm of KPMG LLP, our independent auditors for the fiscal year ended June 30, 2005, was selected by the Audit Committee to act in the same capacity for the fiscal year ending June 30, 2006. Neither the firm nor any of its members has any relationship with us or any of our affiliates except in the firm’s capacity as our auditor.

Representatives of KPMG LLP are expected to be present at the meeting and will have the opportunity to make statements if they so desire and to respond to appropriate questions from the shareholders.

VOTE REQUIRED AND BOARD RECOMMENDATION

The proposal to ratify the selection of our independent auditors requires the affirmative vote of a majority of the outstanding shares of Common Stock present or represented and entitled to vote at the 2005 Annual Meeting of Shareholders. Accordingly, abstentions will have no effect on the outcome of the ratification of KPMG LLP as our independent auditors. This proposal is a matter on which brokers are entitled to vote, and thus, Broker non votes are not expected on this proposal.

Unless instructed to the contrary, properly executed proxies will be voted FOR ratification of the selection of KPMG LLP as our independent auditors.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT AUDITORS.

Proposal 4.	Other Business

The board of directors does not know of any other business to be presented to the Annual Meeting of Shareholders. If any other matters properly come before the meeting, however, the persons named in the enclosed form of proxy will vote the proxy in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

We expect to hold our 2006 Annual Meeting of Shareholders in November 2006. In order for shareholder proposals otherwise satisfying the eligibility requirements of Rule 14a-8 under the Exchange Act to be considered for inclusion in our Proxy Statement for our 2006 Annual Meeting, we must receive them at our principal office in Poway, California, on or before June 26, 2006.

In addition, if a shareholder desires to bring business (including director nominations) before our 2006 Annual Meeting of Shareholders that is not the subject of a proposal timely submitted for inclusion in our Proxy Statement as described above, written notice of such business must be received by our Secretary at our principal office in Poway, California, on or before September 10, 2006. If such notice is not received by September 10, 2006, such notice will be considered untimely under Rule 14a-4(c)(1) of the Securities and Exchange Commission’s proxy rules, and we will have discretionary voting authority under proxies solicited for the 2006 Annual Meeting of Shareholders with respect to such proposal, if presented at the meeting.

By Order of the Board of Directors

David Pendarvis
Secretary
Dated: October 24, 2005

ANNUAL MEETING OF SHAREHOLDERS OF

RESMED INC

November 18, 2005

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Donagh McCarthy
- ○ Christopher Roberts
- ○ John Wareham

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ____________ Date: ______ Signature of Shareholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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ResMed Inc

The undersigned hereby appoints David Pendarvis and Adrian Smith as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of ResMed Inc held of record by the undersigned on September 22, 2005, at the Annual Meeting of Shareholders to be held in the offices of the Australian Stock Exchange, located at 20 Bridge Street, Sydney, NSW 2000, Australia, on November 18, 2005, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

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